FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-06

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 09/22/25 16:52:32 UTC-4:00
Subject:	WFCM 2025-5C6 - PUBLIC NEW ISSUE **PRICING DETAILS**

WFCM 2025-5C6 - PUBLIC NEW ISSUE **PRICING DETAILS**

$539.381MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and UBS Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/DBRS)	Available Size($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	Spread	Yld%	Cpn%	$Price
A-1	AAAsf/Aaa(sf)/AAA(sf)	$1.198	30.000%	2.51	1–56	16.1%	39.5%	N/A	N/A	N/A	N/A
A-2	AAAsf/Aaa(sf)/AAA(sf)	$75.000	30.000%	4.73	56-57	16.1%	39.5%	J+78	4.4660	4.70200	100.9985
A-3	AAAsf/Aaa(sf)/AAA(sf)	$359.665	30.000%	4.85	57-59	16.1%	39.5%	J+80	4.4929	5.18600	102.9997
A-S	AAAsf/Aa3(sf)/AAA(sf)	$42.808	23.125%	4.94	59–59	14.6%	43.4%	J+120	4.8977	5.58200	102.9976
B	AA-sf/NR/AAA(sf)	$34.247	17.625%	4.94	59–59	13.7%	46.5%	J+160	5.2977	5.98400	102.9967
C	A-sf/NR/AAA(sf)	$26.463	13.375%	4.94	59–59	13.0%	48.9%	J+215	5.8477	5.83000	99.9978

POOL BALANCE:	$622,662,516
NUMBER OF LOANS/PROPERTIES:	26 / 51
WA MORTGAGE INT. RATE:	6.4863%
WA CUT-OFF LTV:	56.4%
WA UW NCF DSCR:	1.64x
WA UW NOI DEBT YLD:	11.3%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	71.4%

LOAN SELLERS:	JPMCB (24.1%), WFB (18.3%), LMF (17.1%), RIALTO (10.1%), AREF (9.6%), CREFI (9.2%), GSMC (7.6%) AND UBS (4.0%)
TOP 5 STATES:	NY (36.5%), CA (21.2%), CT (10.6%), TX (8.6%), WI (6.9%)
TOP 5 PROPERTY TYPES:	RT (26.1%), IN (18.3%), MF (18.3%), HT (14.0%), MU (12.7%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	RREF V - D AIV RR H, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	October 8, 2025

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	WFCM 2025-5C6
Password:	20255C6

Trepp:
Dealname:	WFCM 2025-5C6
Password:	20255C6
Intex:
Dealname:	WFC255C6
Password:	sl7216s6n6kjrnibz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.